EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No 333-145819) of Nortech Systems Incorporated on Form S-8 of our report dated March 8, 2017 relating to our audit of the consolidated financial statements and the financial statement schedule which appear in this Annual Report on Form 10-K of Nortech Systems Incorporated for the year ended December 31, 2016.

/s/ RSM US LLP

Minneapolis, Minnesota
March 8, 2017